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                                                                     EXHIBIT 3.3

                     [LETTERHEAD OF ROBERT P. MULDER INC.]

                               September 30, 1999

Mr. Terrance L. McGovern
PACIFIC COAST APPAREL COMPANY, INC.
1620 South Los Angeles Street
Los Angeles, California 90007

Dear Terry:

       This letter shall constitute written confirmation of the agreement between ROBERT P. MULDER INC. doing business as EVANS ("Evans") and PACIFIC COAST APPAREL COMPANY, INC. ("PCA") in connection with Evans' purchase from Capital Factors Inc. ("Capital") of certain of PCA's assets through a private foreclosure sale pursuant to California Uniform Commercial Code Section 9504(3), as well as Evans' purchase from PCA of certain equipment located at 1620 South Los Angeles Street, Los Angeles, California 90007.

       Currently, PCA has defaulted under the terms of its Factoring Agreement, dated September 8, 1997 (the "Factoring Agreement"), between PCA and Capital. As such, PCA currently owes Capital the approximate amount of $232,000, ($110,000 term note and $132,000 operating account). Pursuant to the terms Factoring Agreement, in addition to the Assets PCA has pledged cash collateral in the amount $230,000 to induce Capital to extend certain financial accommodations to PCA.

       Evans has agreed to purchase certain of the assets of PCA from Capital, including patterns, markers and designs; the trademarks and tradenames, "COTTON STUFF" and "COTTON GEAR" ("Trademarks") together with the associated good will; orders; inventory; piecegoods; and equipment (collectively the "Assets"). In connection with Evans' purchase of the Assets, Evans agrees to pay Capital the amount of PCA's secured obligation from the proceeds of the sale of PCA's work in process, as follows:

       1. Evans shall pay Capital the amount of $110,000 at the private foreclosure sale, and in consideration of Capital selling to Evans all of PCA's right, title and interest in and to the Assets; and

       2. The balance of PCA's secured obligation shall be paid from the proceeds of the sale of PCA's work in process, and the sale of damaged goods, samples and blank goods.







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PACIFIC COAST APPAREL COMPANY, INC.
September 30, 1999
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       In connection with item 2 above, Evans shall deduct from the proceeds of its sale of PCA's work in process, all monies expended by it to completed the manufacture of PCA's work in process and its profit on such sale. These monies will not be paid to Capital, and to the extent a deficiency remains after the sale, such deficiency shall be pursued against the cash collateral pledged by PCA with Capital.

       In addition to the above, PCA shall sell to Evans certain equipment and other assets located at PCA's facility at 1620 South Los Angeles Street, Los Angeles, California 90007, which assets have not been pledged as collateral to secure the Factoring Agreement. Upon execution of this Agreement, Evans shall pay PCA an amount not to exceed $40,000 for such assets (the "Non-forclosure Assets"). The parties acknowledge that the Non-foreclosure Assets transferred by PCA to Evans shall comply with the requirements of Division 6 of the California Uniform Commercial Code. Except as provided for herein, Evans assumes no liabilities of PCA, and PCA shall hold Evans harmless from all liabilities of PCA existing prior to or after the close of this transaction, or at all, of whatever nature or character. The proceeds of Evans' purchase of the Non-forclosure Assets shall be used to make a pro-rata distribution of PCA's unsecured creditors.

       Finally, to the extend any legal fees are incurred by PCA in (i) Capital's peaceful repossession, or (ii) the non-bankruptcy liquidation and distribution of PCA's assets to its unsecured creditors, such fees shall be paid by Evans in an amount not to exceed $10,000.

       This letter agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California.

       This letter agreement may not be altered, modified or amended by an instrument in writing signed by all of the parties hereto. This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in way rely upon any Parol Agreements.
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PACIFIC COAST APPAREL COMPANY, INC.
September 30, 1999
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Please confirm your agreement to the foregoing by signing below where indicated.

                                        Very truly yours,

                                        ROBERT P. MULDER INC.
                                        A California Corporation
                                        d/b/a EVANS UNLIMITED

                                        By: /s/ ROBERT P. MULDER
                                            ---------------------
                                            ROBERT P. MULDER
                                            President

AGREED AND ACCEPTED
this 30 day of September 1999

PACIFIC COAST APPAREL COMPANY

By: /s/ TERRANCE L. McGOVERN
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    TERRANCE L. McGOVERN
    Chief Executive Officer